PROSPECTUS SUPPLEMENT
                     (To Prospectus dated October 26, 2001)

                                 715,366 Shares

                                ACTIVISION, INC.
                                  Common Stock

                         ------------------------------

     The stockholders of Activision, Inc. listed in this prospectus supplement under the section entitled "Selling Stockholders" are offering and selling up to 715,366 shares of Activision's common stock under this prospectus.

     All of the Selling Stockholders acquired their shares of Activision common stock in connection with Activision's acquisition on October 1, 2001 of Treyarch Invention LLC, a California based console software development company. The Selling Stockholders were all of the members and certain employees of Treyarch. This prospectus supplement reflects the addition of certain selling stockholders.

     Activision will not receive any of the proceeds from the sale of shares being offered by the Selling Stockholders.

     Activision's common stock is traded in the NASDAQ National Market System under the symbol "ATVI." On November 2, 2001, the last sale price for the common stock as reported on the NASDAQ National Market System was $38.95 per share.

     No underwriting is being used in connection with this offering of common stock. The shares of common stock are being offered without underwriting discounts. The expenses of this registration will be paid by Activision. Normal brokerage commissions, discounts and fees will be payable by the Selling Stockholders.

     Activision's principal executive offices are located at 3100 Ocean Park Boulevard, Santa Monica, California 90405, telephone number (310)-255-2000.

     For a discussion of certain matters that should be considered by prospective investors, see "Risk Factors" starting on page 2 of the Prospectus dated October 26, 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of common stock offered or sold under this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this Prospectus Supplement is November 5, 2001.
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                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of shares of Activision common stock by the stockholders selling Common Stock hereunder (the "Selling Stockholders") as of November 5, 2001, and the number of shares of common stock being offered by this prospectus supplement. The following table has been updated from the table set forth in the Prospectus dated October 26, 2001, to reflect the addition of Arnold Agraviador, Doris Argoud and Shawn Baird as selling stockholders.

                       Beneficial Ownership of Common Stock         Number
                             Prior to the Offering                 of Shares
                       ------------------------------------        of Common
    Name of               Number of        Percentage of          Stock Being
Selling Stockholder        Shares            Class(1)              Offered(2)
------------------     ------------------------------------       -----------

Agraviador, Arnold           5,006               *                    5,006
Akemann, Peter             130,420               *                  130,420
Argoud, Doris                  534               *                      534
Baird, Shawn                 4,920               *                    4,920
Likeness, Don              133,699               *                  133,699
Steinmann, Eric            123,600               *                  123,600
Capistrano, Shawn           28,261               *                   28,261
Bare, Jason                  2,261               *                    2,261
Bortoluzzi, Alex             4,525               *                    4,525
Bower, Thad                  1,565               *                    1,565
Brainerd, Wade               4,678               *                    4,678
Busic, L. Christian          4,410               *                    4,410
Busse, Christopher           8,719               *                    8,719
Bustamante, Sergio           1,449               *                    1,449
Chao, James                  4,716               *                    4,716
Cook, David                  2,261               *                    2,261
Doran, Nicholas              4,410               *                    4,410
Erdman, Christopher C.       4,487               *                    4,487
Fristrom, James              7,195               *                    7,195
Gilman, Sukru                2,261               *                    2,261
Hughes, Patrick              1,259               *                    1,259
Ishihara, Glenn                458               *                      458
John, Gregory                4,678               *                    4,678
Krug, Barbara                2,261               *                    2,261
Lakshmanan, Srini            2,261               *                    2,261
Moriwaki, Yoshitomo G.       5,021               *                    5,021
Nau, Mark                    7,920               *                    7,920
Olson, Evan                  2,261               *                    2,261
Palmer, Sean                 2,899               *                    2,899
Sahuc, Pascal                4,754               *                    4,754
Soares, Christopher          7,195               *                    7,195
Tolman, Charles              7,920               *                    7,920
Tolman, Tiffany                992               *                      992
Villasenor, Rose               840               *                      840
Aeria, Zachary                 243               *                      243
Akaike, Akihiro                552               *                      552
Akopyan, Loudvik                97               *                       97
Altman, Matthew I               48               *                       48
Anderson, Jennifer              24               *                       24
Andrunas, John A.               96               *                       96
Bains, David Andrew            120               *                      120
Barasch, Alan                   96               *                       96
Bendis, Scott                  538               *                      538
Bryant, Jason                  312               *                      312
Burgess, Joel                  408               *                      408
Chen, Peter H.                  24               *                       24
Chen, Tong                     424               *                      424
Chien, Andy                    145               *                      145
Cutler, Elizabeth               24               *                       24
Davis, Wendy L.                 24               *                       24
Drageset, Craig I               48               *                       48
Dumlao, Darwin                 218               *                      218
Eastepp, Travis                194               *                      194
Edelstein, Paul A.             316               *                      316
Fedasz IV, Stephen              72               *                       72
Fiederer, Joerg T.             580               *                      580
Giampa, Kristopher              24               *                       24
Gluck, Florent                  48               *                       48
Goldman, Daniel B.             121               *                      121
Gonwick, Vanessa                48               *                       48
Grace, Bradley                  97               *                       97
Henne, Christian               509               *                      509
Hosfeld, Ian Peter              24               *                       24
Hurd, Eric A                    24               *                       24
Ikeda, Lisa                    240               *                      240
Jameson, Brian R.              120               *                      120
Johnson, Sean C.                48               *                       48
Juneau, Jason (Jay)             48               *                       48
Kang, Win                       72               *                       72
Kohout, Robert H.              120               *                      120
Kovachev, Asen                 218               *                      218
Lauf, Jon                      388               *                      388
Lawson, Brian                  170               *                      170
Lydon, John                     24               *                       24
Mailhot, Michel                364               *                      364
Maza, Jeremiah                 240               *                      240
Mc Mahan, Michael              240               *                      240
McAlpine, Terri N               24               *                       24
McKesson, Jason L.             144               *                      144
Mills, Nigel                   364               *                      364
Morrisroe, Brian D              24               *                       24
Morrow, Charles                 48               *                       48
Nugent, Joseph B.               72               *                       72
Offermann, Alexander            48               *                       48
Ono, Tomas K.                   48               *                       48
Parker, Jeremy L.               48               *                       48
Pasko, Kevin                   267               *                      267
Pavone, Eric M.                 96               *                       96
Peterson, Dustin               288               *                      288
Petty, Cameron S.               72               *                       72
Pinder, Carl                   243               *                      243
Probst, Timothy A.              96               *                       96
Quach, Tuan (Tony)              48               *                       48
Rakunas, Adam                  193               *                      193
Rappaport, Douglas              48               *                       48
Rhoades, Matthew B.             48               *                       48
Rix, Aaron                     267               *                      267
Rusch, Matthew S.               97               *                       97
Salazar, Manuel                291               *                      291
Samonte, Rey                   553               *                      553
Sanchez, Roberto               168               *                      168
SantaAna, Jake                 359               *                      359
Santat, Daniel                  48               *                       48
Schenkelberg, Jeff D.           48               *                       48
Schmidt, Kevin E.               24               *                       24
Simkins, Gregory P.            120               *                      120
Smilovitch, Tim                315               *                      315
Stanev, Dimiter                216               *                      216
Stone, Erik M.                  97               *                       97
Swihart, Andrew D               24               *                       24
Taylor, Greg                   267               *                      267
Terletski, Dmitri              509               *                      509
Tomatani, Kevin                192               *                      192
Touevsky, Krassimir             24               *                       24
Valenzuela, Joseph I.           96               *                       96
Van Zelm, John                 218               *                      218
Vance, Michael K.              290               *                      290
Wadey, Charles E.               48               *                       48
Webster, Jon                   340               *                      340
Whitehead, Paul                534               *                      534
Zachary, James                 412               *                      412
Zamkoff, Johathan              264               *                      264
Zide, Leonardo                  48               *                       48
All Selling
 Stockholders
 as a group                545,974                                  545,974

------------
*    Less than 1%.

(1) Percentages are based on 34,362,006 shares of common stock that were issued and outstanding as of October 31, 2001.

(2) This amount does not include the following, which are more fully described below: (i) 153,992 shares of Common Stock subject to certain software program delivery and revenue and certain escrow requirements; and
     (ii)15,399 shares of Common Stock to be issued to certain Selling Stockholders upon completion of certain software program delivery and revenue requirements.

     The Company entered into an agreement and plan of merger (the "Merger Agreement") with Activision Publishing Inc., Treyarch Invention LLC ("Treyarch"), Don Likeness, Peter Akemann, Eric Steinmann, Shawn Capistrano and Eric Steinmann, as representative of the persons listed on Schedule 1 thereto (the "Members"). The transaction contemplated by the Merger Agreement was consummated on October 1, 2001.

     Pursuant to a warranty escrow agreement an aggregate of 153,993 shares of Common Stock, or twenty-two percent (22%) of the total number of shares of Common Stock issued have been deposited in an escrow account in connection with the transaction (the "Escrow Shares"). The Escrow Shares have been deposited in order to ensure that the representations, warranties and covenants made by the former Treyarch Members under the Merger Agreement are not breached and in order to provide a source of indemnification to Activision pursuant to the Merger Agreement. In addition, the Escrow Shares are subject to release from escrow upon fulfillment of certain software program delivery and ranking requirements and certain revenue requirements, as described in the Merger Agreement. In the event certain of the software program delivery and ranking requirements are met, certain of the Selling Stockholders are entitled to receive, in addition to the Escrow Shares, 15,399 shares of Common Stock.

     We will issue a prospectus supplement to reflect any increase in the number of shares of Common Stock offered for sale in the event the conditions described above are fulfilled.

     Prior to the acquisition of Treyarch by Activision, Treyarch was a party to various development agreements with Activision. Other than such contracts and the fact that the Selling Stockholders are employees of Treyarch, which became a wholly owned subsidiary of Activision on October 1, 2001 pursuant to the Merger Agreement, none of the Selling Stockholders has had a material relationship with the Company within the past three years.